Exhibit 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street

Charlotte, North Carolina 28255
Date of Event Requiring	May 30, 2023
Statemen (Month/Day/Year):

Issuer Name and Ticker or Trading Symbol:	Pioneer Municipal High Income Advantage Fund, Inc. [MAV]

Relationship of Reporting	10% Owner
Person(s) to Issuer:

If Amendment, Date Original Filed	Not Applicable
(Month/Day/Year):

Individual or Joint/Group Filing:	Form filed by More than One Reporting Person

Signature:	BANC OF AMERICA PREFERRED FUNDING CORPORATION

By: /s/ Michael Jentis
Name: Michael Jentis
Title: Authorized Signatory